UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Preliminary Information Statement

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Definitive Information Statement

Commonwealth Edison Company
(Name of Registrant as Specified in its Charter)
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Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement
April 29, 2022
To the Shareholders of Commonwealth Edison Company:
Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the Act), that on or about May 23, 2022, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following six Directors:
1.
Calvin G. Butler Jr.

2.
Christopher M. Crane

3.
Ricardo Estrada

4.
Gil Quiniones

5.
Zaldwaynaka Scott

6.
Smita Shah

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.
Very truly yours,
Katherine A. Smith
Corporate Secretary

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (ComEd or the Company) to be taken on or about May 23, 2022.
ComEd is an indirect majority-owned subsidiary of Exelon Corporation (Exelon). As of April 1, 2022, ComEd had 127,021,391 shares of Common Stock outstanding, $12.50 par value (ComEd Common Stock), of which 127,002,904, or over 99%, are owned by Exelon Energy Delivery Company, a wholly owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for Director named under Election of Directors below.
Exelon is a utility services holding company engaged in the energy delivery business through its subsidiaries:
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ComEd in northern Illinois,

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Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland,

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PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania,

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Atlantic City Electric Company (ACE) in southern New Jersey,

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Delmarva Power & Light Company (DPL) in Delaware and Maryland, and

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Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland.

On February 21, 2021, Exelon’s Board of Directors approved a plan to separate the six utility subsidiaries and Generation, creating two publicly traded companies with the resources necessary to best serve customers and sustain long-term investment and operating excellence. The separation was completed on February 1, 2022.
Cautionary Statements Regarding Forward-Looking Information
This information statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon and ComEd include those factors discussed herein, as well as (1) the items discussed in Exelon’s and ComEd’s 2021 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24 and (2) other factors discussed in filings with the SEC by Exelon and ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this proxy statement.

COMPOSITION OF THE BOARD
Commonwealth Edison Company (ComEd) is a controlled subsidiary of Exelon Corporation (Exelon) and does not have a separate corporate governance or nominating committee. ComEd’s Corporate Governance Principles provide that potential ComEd Director nominees are vetted by the ComEd Board Chair and Vice Chair, and the ComEd CEO, in consultation with the Corporate Governance Committee of Exelon or the Committee’s chair. The ComEd Board Chair and Vice Chair consult with the ComEd CEO and the Exelon Corporate Governance Committee or its chair, to periodically determine the appropriate mix of skills and characteristics that the ComEd Board of Directors (ComEd Board) requires. In 2021, the Exelon Corporate Governance Committee combined the Vice Chair role with the ComEd CEO to streamline the leadership structure. At a minimum, the following attributes should be met to qualify for Board service:
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Highest personal and professional ethics, integrity, and values

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An inquiring and independent mind, practical wisdom, and mature judgment

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Broad training and experience at the policy making level in business, government, education, or technology

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Expertise that is useful to the enterprise and complementary to other board members

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Willingness to remain current with industry and other developments relevant to ComEd’s strategic and business direction

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Willingness to devote the time required to fulfill the duties and responsibilities of board membership and a commitment to serve for a period of years to develop knowledge about ComEd’s principal operations

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Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to ComEd and its shareholders or other stakeholders

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A commitment to represent the long-term interests of ComEd shareholders, employees, customers, and communities

The board as a whole should reflect diversity with respect to personal backgrounds, skill sets, experience, thought, ethnicity/race, gender, age, and nationality, and should also reflect a balance of short- and long-tenured members possessing core competencies in the following subject matter areas: accounting and financial reporting, and corporate finance; executive and human capital management experience; innovation and technology experience and insights; enterprise risk oversight, including safety and security (physical and cyber); electricity and natural gas sector experience and knowledge of ComEd’s business, service territory and customer needs; government/public policy and regulatory insights; construction, engineering, and project management.
The ComEd Board currently consists of seven members, with the six Directors named below nominated for election to the Board by shareholders. Each Director shall serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983. The six Director nominees have been determined to possess the attributes and core competencies identified above and each has been previously elected or appointed on the recommendation of the Exelon Corporate Governance Committee.
ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be independent, defined for this purpose as not being a director, officer, or employee of Exelon or ComEd (excluding positions as directors of subsidiaries of ComEd). Under this standard, three Director nominees have been determined to be independent.
In 2019 the ComEd Board adopted a retirement policy as part of its Corporate Governance Principles that provided that each independent member of the ComEd Board must retire from the Board at or before the next annual meeting of shareholders following the Director’s 75th birthday; provided, however, that the ComEd Board has the discretion to decline a tendered resignation if it determines, based on the recommendation of the Exelon Corporate Governance Committee, that it is in the best interests of ComEd and its shareholders to extend the Director’s continued service for an additional period of time. The retirement policy was adopted with a two-year phase in period that became fully effective in 2021. Further to this policy, Mr. DeBenedictis is not standing for election in 2022.
The Director nominees have a wide diversity of experience to serve the needs of the Board. Five of the six Directors nominees live or have lived in ComEd’s service area and all nominees have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers. Biographical information about each of the Directors follows.
ELECTION OF DIRECTORS
The Director nominees listed below, each of whom is a current member of the Board, will be elected to serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983, or until their successors are elected and qualified.
Calvin G. Butler Jr., Director since 2019 and Chair since 2021	Age: 52
Mr. Butler is Senior Executive Vice President and Chief Operating Officer of Exelon. Additionally, Mr. Butler serves as the Board Chair for each of the ComEd, BGE, PECO and Pepco Holdings LLC (PHI) boards. Prior to his current role, Mr. Butler served as Chief Executive Officer of Exelon Utilities from 2019 to 2021, Chief Executive Officer of BGE from 2014 to 2019, and held other leadership roles with Exelon and BGE since 2008. Mr. Butler currently serves as a director of RLI Corp. and M&T Bank Corp. Additionally, he is on the board of Gridwise Alliance, serves as the chair of the Greater Baltimore Committee, and the chair of the Bradley University Board of Trustees, as well as other civil and charitable organizations in and around the Baltimore, Maryland area.
Christopher M. Crane, Director since 2012	Age: 63
Mr. Crane is President and Chief Executive Officer of Exelon Corporation. He previously served as Chair of ComEd from 2012 to 2021, and also served as President and Chief Operating Officer of Exelon and Exelon Generation from 2008 to 2012. Mr. Crane is one of the leading executives in the electric utility and power industries. He is a former chairman of the Edison Electric Institute (the leading trade association representing all U.S. investor-owned utilities), a director and former chairman of the Institute of Nuclear Power Operation, and the former chairman of the Nuclear Energy Institute. Mr. Crane also serves as a Director of AEGIS Insurance Services, a mutual insurance company providing services to the energy industry.
Ricardo Estrada, Independent Director since 2021	Age: 55
Mr. Estrada is the president and chief executive officer of Metropolitan Family Services, a non-profit organization serving low-income and working poor families across Chicago, a position he has held since 2011. Prior to his current role, he served as first deputy commissioner for the Chicago Department of Family and Support Services from 2010 – 2011. Mr. Estrada also serves as a trustee of the University of Illinois system and a director for Navy Pier, Chicago Council on Global Affairs, A Better Chicago, and Grand Victoria Foundation.
Gil Quiniones, Chief Executive Officer, Director and Vice-Chair since 2021	Age: 55
Mr. Quiniones has served as Chief Executive Officer of ComEd since 2021. He also serves as Vice-Chair of the ComEd Board. Before joining ComEd, Mr. Quiniones served for more than a decade as president and chief executive officer of the New York Power Authority (NYPA), the nation’s largest state-owned electric utility. Before joining NYPA in 2007, Mr. Quiniones held several positions in the administration of New York City Mayor Michael R. Bloomberg, including more than four years as senior vice president of energy and telecommunications. He started his career at Consolidated Edison (Con Edison), one of the nation’s largest investor-owned energy companies and an electric and gas utility serving parts of southeastern New York and northern New Jersey, including New York City. Mr. Quiniones currently serves as chair of the GridWise Alliance and previously served as co-chair of the board of directors of the Alliance to Save

Energy. He also served as a director for the New York State Energy Research and Development Authority and the Large Public Power Council.
Zaldwaynaka (“Z”) Scott, Independent Director since 2022	Age: 63
Ms. Scott is the president of Chicago State University, a Predominantly Black public university. Prior to her current role, she was an equity partner at the law firm Foley & Lardner LLP (2016 – 2018) and an equity partner and chair of the white-collar practice at Kaye Scholer LLP (2010 – 2016). From 2003 – 2005, she was appointed by the Illinois Governor to serve as the Executive Inspector General. She also spent 15 years working as an Assistant U.S. Attorney in the United States Attorney’s Office for the Northern District of Illinois. Ms. Scott also serves on the board of directors for the John G. Shedd Aquarium, the U.S. Coast Guard Academy, and the Ann & Robert H. Lurie Children’s Hospital.
Smita Shah, Independent Director since 2022	Age: 48
Ms. Shah is the founder, president, and chief executive officer of Spaan Tech, Inc. Founded in 1998, Spaan Tech is an engineering and construction management firm that provides and implements sustainable solutions in the transportation, aviation, water, energy, and technology industries. Ms. Shah serves on the board of MacLean-Fogg Company. She also serves on the boards of Museum of Science and Industry, Navy Pier, and the University of Chicago Harris School of Public Policy and After School Matters. Additionally, she serves as vice-chair of the Chicago Plan Commission. She is a Professional Engineer (PE) licensed in multiple states.

COMED GOVERNANCE
Independence Standards
As noted above, ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be independent, defined for this purpose as not being a director, officer, or employee of Exelon or ComEd. The Corporate Governance Principles further require that a majority of the ComEd Board and at least one independent Director approve the declaration and payment of dividends, the purchase of electric energy, and any decision to seek protection from creditors under federal or state bankruptcy or related laws.
ComEd Board
Mr. Butler, Chief Operating Officer of Exelon, serves as Chair of the Board and Mr. Quiniones, CEO of ComEd, serves as Vice Chair of the Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board determined that there is no need to adopt a policy with respect to whether the positions of Board chair and chief executive officer should be held by the same person.
During 2021, ComEd’s Board held four meetings. To date in 2022, the ComEd Board has held two meetings. The Directors had an average attendance of 90% for all Board meetings in 2021 and each incumbent Director nominee attended at least 75% of the Board meetings except for Mr. Crane due to unavoidable scheduling conflicts with other Exelon-related business. Mr. Butler provided a report to Mr. Crane on the meetings Mr. Crane was unable to attend.
As a controlled subsidiary of Exelon, ComEd does not have separate audit, nominating, and compensation committees. Instead, those functions are fulfilled by the Audit and Risk, Corporate Governance, and Compensation Committees of the Exelon Board of Directors. The ComEd Board established an Executive Committee in January 2014 that meets only as needed. The Executive Committee is authorized to act when it is not convenient to call a meeting of the full ComEd Board. The members of the Executive Committee are Messrs. Butler and Crane.
Oversight of Risk
As a controlled company, ComEd’s risk is managed by Exelon in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon’s and ComEd’s Boards provide oversight of risk management practices. Exelon and ComEd operate in a market and regulatory environment that involves significant risks. Our Enterprise Risk Management team, in collaboration with our operating companies, is responsible for coordinating Exelon’s risk management program. The program incorporates the Three Lines Model of governance developed by the Institute of Internal Auditors, and is designed to anticipate strategic and emerging risks, integrate risk into business planning, minimize unexpected performance variances, and support growth initiatives within Exelon’s risk appetite.
The Enterprise Risk Management team works collaboratively with business teams to help them identify and assess risks, and to better understand how to manage risks and establish tolerances that allow for growth while staying within our risk appetite. It also provides an enterprise-wide view of risks and risk management practices. Regular risk assessments deepen our understanding of risks, enable effective action to mitigate risks and strengthen our risk culture.
Each operating company, including ComEd, also has a Risk Management Committee tasked with identifying and evaluating the most significant risks of the business and the actions needed to manage and mitigate those risks. Senior executives of ComEd also discuss risks with the ComEd Board and/or the Audit and Risk Committee of the Exelon Board of Directors. (At the end of 2021, Exelon’s Risk Committee was dissolved, with its risk responsibilities moved to the Exelon Audit and Risk Committee.) The Exelon Board regularly discusses enterprise risks in connection with the evaluation of capital investments, other business opportunities and strategies as well as emerging trends or developments.
As previously disclosed in ComEd’s 2020 Annual Report on Form 10-K, on July 17, 2020, ComEd entered into a Deferred Prosecution Agreement (DPA) with the U.S. Attorney’s Office for the Northern District of Illinois (USAO) to resolve the USAO’s investigation into past ComEd lobbying activities in the

State of Illinois. Under the DPA, the USAO filed a single charge alleging that ComEd improperly gave and offered to give jobs, vendor subcontracts, and payments associated with those jobs and subcontracts for the benefit of the Speaker of the Illinois House of Representatives and the Speaker’s associates, with the intent to influence the Speaker’s action regarding legislation affecting ComEd’s interests. The DPA provides that the USAO will defer any prosecution of such charge and any other criminal or civil case against ComEd in connection with the matters identified therein for a three-year period subject to certain obligations of ComEd. ComEd’s response to the investigation was overseen by a Special Oversight Committee of independent members of the Exelon Board. In addition, the Exelon Audit Committee (now the Audit and Risk Committee) oversaw the development of significantly strengthened controls through, among other things, consolidating oversight of the internal audit and compliance and ethics functions and the implementation of four policies governing the interactions of all Exelon and ComEd employees with public officials. The Exelon Audit and Risk Committee monitors the effectiveness of these policies as well as other compliance controls over key risks.
Board and Director Evaluations
The ComEd Corporate Governance Principles provide that the Board Chair and Vice Chair to recommend the process and criteria used in the annual evaluation of the performance of the Board as a group. Individual Directors receive feedback from the Chair or the Vice Chair as appropriate. The ComEd Board Chair reviews with the Exelon Corporate Governance Committee the results of the annual evaluation of the performance of the ComEd Board and, as appropriate, the performance of individual Directors. The Exelon Corporate Governance Committee may recommend changes or enhancements to the ComEd Board for its consideration. The Chair or Vice Chair will provide a report of evaluation results to the ComEd Board along with any recommendations from the Exelon Corporate Governance Committee.
The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the company or industry. New Directors receive materials about ComEd’s business and strategies, Board policies and operations, and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs, and challenges. New Directors may also request tours of various company facilities, depending on their orientation needs.
Director Education
Continuing Director education is provided during portions of regular Board meetings and focuses on the topics necessary to enable the Board to effectively consider issues presented (such as new regulatory standards). The education sometimes takes the form of white papers, covering timely subjects or topics, which a Director can review before the meeting and ask questions about during the meeting. The Company pays the cost for any Director to attend outside Director education seminars on topics relevant to their service as Directors.
Related Person Transactions
Exelon has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is overseen by the Exelon Corporate Governance Committee and is available on Exelon’s website. The policy, which is applicable to ComEd, provides that the Committee or the Committee chair will review any proposed, existing, or completed transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are Directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock as defined in SEC rules. Information on transactions, arrangements, and relationships that require review are provided to the General Counsels of Exelon or ComEd, as applicable, for review and determination as to the existence of a Related Person Transaction. Related person transactions that are in, or not inconsistent with, the best interests of Exelon or ComEd, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related person transactions are disclosed in accordance with applicable SEC and other regulatory requirements. There were no related person transactions identified in 2021.

INDEPENDENT AUDITOR
ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead, the Exelon Audit and Risk Committee fulfills that function for ComEd. Pursuant to the Committee’s pre-approval policy, all audit and non-audit services to be provided by the independent auditor shall be pre-approved, taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit and Risk Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit and Risk Committee on an annual basis.
For any services not covered by these initial pre-approvals, the Audit and Risk Committee has delegated authority to the Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Audit and Risk Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.
In 2021, the Exelon Audit and Risk Committee reviewed the PricewaterhouseCoopers (PwC) 2021 Audit Plan and proposed fees and concluded that the scope of audit was appropriate, and the proposed fees were reasonable. The following table presents the fees (in thousands of dollars) for professional services rendered by PwC for the audit of ComEd’s annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.
	Year Ended December 31,
(in thousands)	2021	2020
Audit fees(1)	$2,802	$2,977
Audit related fees(2)	—	—
Tax fees(3)	221	84
All other fees(4)	767	511
Total:	$3,790	$3,572

(1)
Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including SEC and FERC financial statement audits and reviews, review of documents filed with the SEC, issuance of comfort letters and consents for debt issuances and other attest services required by statute or regulation.

(2)
Audit related fees consist of assurance and related services that are traditionally performed by the principal auditor and are reasonably related to the performance of the audit or review of the financial statements or other assurance services to comply with contractual requirements, financial accounting, or reporting and control consultations.

(3)
Tax fees consist of tax compliance, planning and advice services, including tax return preparation, refund claims, tax payment planning, assistance with tax audits and appeals, advice related to mergers and acquisitions and transactions, or requests for rulings or technical advice from tax authorities.

(4)
All other fees consist of system implementation quality assurance services but also include fees incurred in connection with the receipt of an SEC subpoena requesting information related to the facts underlying the deferred prosecution agreement entered into by ComEd.

Report of the Exelon Audit and Risk Committee
Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2021, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit and Risk Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2021, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit and Risk Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit and Risk Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed the independent audit firm’s independence with PwC.
In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit and Risk Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
THE AUDIT AND RISK COMMITTEE
Ann Berzin, Chair
Paul Bowers
Marjorie Rodgers Cheshire
Carlos Gutierrez
Linda Jojo
Paul Joskow

EXECUTIVE COMPENSATION
The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Exelon Board’s Compensation Committee (Compensation Committee), generally consistent with Exelon’s overall compensation and benefits programs and policies. The compensation discussion and analysis (CD&A) and compensation disclosure that follows is adapted from the CD&A and compensation disclosure included in Exelon’s 2022 proxy statement and includes information pertaining to ComEd executive compensation. The Compensation Committee provided a report on the CD&A that was included in Exelon’s 2022 proxy statement and is presented below.
The Compensation Committee is responsible for setting the Company’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligned with its strategic and operating objectives. The Committee is careful to set goals that are sufficiently rigorous to meaningfully incentivize management performance. In setting the goals, the Committee takes into account input from the Company’s executive officers.
Compensation Consultant
The Exelon Compensation Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the Committee deems appropriate. The Compensation Committee retains the services of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant, to support its duties and responsibilities.
The Compensation Committee annually reviews the compensation, performance, and independence of Meridian and approves the firm’s fees and other retention terms. The Compensation Committee has assessed the independence of Meridian and concluded that they are independent and that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
During 2021, no officers or employees or former officers of ComEd participated in deliberations with the Exelon Compensation Committee concerning ComEd executive officer compensation. Mr. Dominguez provided input concerning the compensation of ComEd executive officers in 2021, other than himself.
Report of the Exelon Compensation Committee
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 45 – 60 of the Exelon proxy statement. Based on such review and discussion, the Committee recommended the Board approve the Compensation Discussion and Analysis be included in the 2022 Proxy Statement.
THE COMPENSATION COMMITTEE
John Young, Chair
Anthony Anderson
Marjorie Rodgers Cheshire
Carlos Gutierrez
Linda Jojo

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2021 executive compensation program. The program covers compensation for our named executive officers (NEOs) listed below:
ComEd’s Named Executive Officers
• Gil Quiniones	Chief Executive Officer
• Calvin G. Butler, Jr.	Former Interim Chief Executive Officer
• Joseph Dominguez	Former Chief Executive Officer
• Joseph Trpik	Interim Senior Vice President, Chief Financial Officer and Treasurer
• Jeanne Jones	Former Senior Vice President, Chief Financial Officer and Treasurer
• Terence R. Donnelly	President and Chief Operating Officer
• Verónica Gómez	Former Senior Vice President, Regulatory and Energy Policy & General Counsel
• Michelle Blaise	Senior Vice President, Technical Services
• Melissa Washington	Senior Vice President, Customer Operations
As previously disclosed:
•
For 2021, Mr. Dominguez is a named executive officer of ComEd and was also considered an executive officer of Exelon. On October 1, 2021, Mr. Dominguez left ComEd and assumed the role of President and Chief Executive Officer of Exelon Generation, now Constellation Energy Corporation (Constellation). The separation of Constellation from Exelon was effective February 1, 2022. Mr. Dominguez’s 2021 compensation was structured like the compensation of Exelon’s executive officers, based in part on overall Exelon goals as well as ComEd goals. His compensation is not recovered in ComEd’s rates. The other ComEd named executive officers participate in compensation programs designed to align their interests with ComEd’s customers and other stakeholders.

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Following Mr. Dominguez’s departure, Mr. Butler, also an executive officer of Exelon, filled the role of Chief Executive Officer of ComEd on an interim basis until Mr. Quiniones assumed the role on November 15, 2021. Mr. Butler’s compensation is also not recovered in ComEd’s rates.

•
Ms. Jones left ComEd to assume the role of Senior Vice President, Corporate Finance of Exelon, effective November 8, 2021. Mr. Trpik filled the role of Senior Vice President, CFO and Treasurer on an interim basis and Elisabeth Graham assumed this role as of April 1, 2022.

•
Ms. Gomez departed ComEd as of September 30, 2021.

ComEd’s Business Overview
ComEd is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to approximately four million homes and businesses across northern Illinois. As of December 31, 2021, ComEd has a dedicated workforce of 6,256 employees.
ComEd’s service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.
Executive Compensation Program Philosophy and Objectives
The goal of our executive compensation program is to retain and reward leaders who create long-term value by delivering on objectives that support the Company’s value proposition and strategic business objectives. This is accomplished by using metrics and goals that are directly linked to the Company’s strategy and performance. Each element of total direct compensation is based on market data, the executive’s competencies and skills, scope of responsibilities, experience and performance, retention, succession planning and organizational structure of the business.

2021 Compensation Program Structure
The 2021 compensation program is summarized below. Primary compensation elements include fixed and variable components.
Pay Element	Form	Performance	Shareholder Alignment
Salary	Cash	Merit Based	• Fixed income at competitive, market-based levels attracts and retains top talent.
Annual Incentive Plan (AIP)	Cash
For all NEOs except Messrs. Butler and Dominguez AIP is based solely on ComEd performance metrics.
For Mr. Dominguez, AIP is based on a mix of Exelon adjusted (non-GAAP) operating earnings per share (EPS*) (25%) and ComEd metrics (75%).
• Motivates executives to achieve key annual financial and operational goals that reflect commitment to superior operations and supporting our customers and communities
Long-Term Incentive Plan (LTIP)	67% Performance Shares
Based on cumulative performance over 3-year cycle; subject to a TSR Cap and a TSR Modifier
2021 – 2023 Scorecard:
•
Utility Earned ROE* (33.3%)

•
Utility Net Income (33.3%)

•
Exelon FFO/Debt* (33.4%)

•
Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship

•
Rewards relative achievement of financial goals and stock price compared to utility peers (UTY) over three-year period (TSR Modifier)

	33% Restricted Stock	Vest One-Third Per Year Over 3 Years	• Balances LTI portfolio providing executive with market competitive time-based award

*
See definitions of non-GAAP measures in Appendix A.

2021 Base Salary Review and Adjustments
Base salaries for Exelon’s executive officers, including the ComEd CEO, are set by the Compensation Committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The Compensation Committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

Annual Incentive Plan (AIP) Overview
For all NEOs except Messrs. Butler and Dominguez, AIP is based solely on ComEd performance metrics which are linked to ComEd’s business goals and strategic focus areas as follows. Because Mr. Quiniones did not join the Company until November 15, 2021, he was not eligible to participate in the 2021 AIP program
Strategic Focus	Weighting	ComEd 2021 AIP Metrics
Financial discipline	35%	• Total operations and maintenance (O&M) expense and capital expenditures
Operational excellence	30%	• ComEd Value Based Engagements • ComEd Safety Best Practices • ComEd Outage Frequency (SAIFI) • ComEd Outage Duration (CAIDI)
Customer and key stakeholder satisfaction	35%	• ComEd Service Level • ComEd Call Center Satisfaction • ComEd Customer Satisfaction Index • ComEd EIMA Reliability Metrics Index
Mr. Butler’s AIP is based on the Exelon AIP metrics:
Strategic Focus	Weighting	Exelon 2021 AIP Metrics
Financial discipline	70%	• Adjusted (non-GAAP) Operating earnings per share (EPS)*
Operational excellence	30%	• Outage Frequency (SAIFI) • Outage Duration (CAIDI) • Nuclear Fleetwide Capacity Factor • Dispatch Match
For the period during which Mr. Dominguez served as ComEd CEO (through October 1, 2021), his AIP was based on a blend of Exelon adjusted (non-GAAP) operating EPS* (25%) and ComEd metrics (75%) and for the remainder of the year, Mr. Dominguez’s AIP was based solely on the Exelon AIP metrics.
AIP Goal Setting
The goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:
•
Recent History — Goals generally reflect a logical progression of results from the recent past

•
Relative Performance — Performance is evaluated against a relevant group of the Company’s peers

•
Strategic Aspirations — Near- and intermediate-term goals follow a trend line consistent with long-term aspirations

•
Shareholder Expectations — Goals are aligned with externally communicated financial guidance & shareholder expectations

•
Sustainable Sharing — Earned awards reflect a balanced degree of shared benefits between shareholders and participants

*
See definitions of non-GAAP measures in Appendix A

The following table details the 2021 threshold, target, and distinguished or maximum performance goals, and the results achieved for the ComEd AIP program:
2021 ComEd Metrics:	Threshold (50%)	Target (100%)	Distinguished (200%)	2021 Actual Results	Performance Relative to Target	Unadjusted Payout as a % of Target
ComEd Total O&M Expense ($M)	$1,082.6	$1,031.0	$927.9	$957.2	171.58%	60.05%
ComEd Value Based Engagements	80%	90%	100%	100%	200.00%	10.00%
ComEd Safety Best Practices	3	4	5	5	200.00%	10.00%
ComEd Outage Frequency (SAIFI)	0.80	0.54	0.50	0.50	200.00%	20.00%
ComEd Outage Duration (CAIDI)	90	77	75	69	200.00%	20.00%
ComEd Service Level	81.5	90.0	92.1	94.8	200.00%	20.00%
ComEd Call Center Satisfaction	82.7	85.2	87.7	89.2	200.00%	20.00%
ComEd Customer Satisfaction Index	7.64	8.09	8.20	8.18	181.82%	18.18%
ComEd EIMA Reliability Metrics Index	50%	100%	200%	120%	120.00%	6.00%
Performance Factor = 184.24%
The following table details the 2021 threshold, target, and distinguished or maximum performance goals, and the results achieved for the Exelon AIP program applicable to Mr. Butler and to Mr. Dominguez with respect to Exelon adjusted (non-GAAP) EPS* only.
2021 Exelon Metrics	Threshold (50%)	Target (100%)	120%	150%	Distinguished (200%)	2021 Actual Results	Performance Relative to Target	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating EPS*	$2.58	$2.87	$3.08	$3.22	$3.44	$2.94	106.67%	74.67%
CAIDI	90	84	n/a	n/a	79	81	160.00%	12.00%
SAIFI	0.80	0.69	n/a	n/a	0.54	0.60	160.00%	12.00%
Fleetwide Capacity Factor	92.556%	94.556%	n/a	n/a	95.847%	94.726%	113.17%	8.49%
Dispatch Match	94.8%	97.5%	n/a	n/a	99.4%	72.4%	0.00%	0.00%
Performance Factor = 107.16%

*
See definitions of non-GAAP measures in Appendix A

The following process was used to determine 2021 AIP awards for each NEO:
1.
Set AIP Target

•
Expressed as percentage of base salary, as of 12/31/21

2.
Determine Performance Factor

•
For Mr. Dominguez, performance was based on a blend of Exelon and ComEd AIP metrics and for Mr. Butler, performance was based on the Exelon AIP metrics

•
For all other NEOs, performance is based 100% on ComEd metrics

•
If the results of the performance factor is over 120%, the Compensation Committee will apply a cap limiting payouts to 120% of target

3.
Determine Individual Performance Multiplier (IPM)

•
Measures individual performance and is determined by the ComEd CEO; ranges from 50% to 110%

•
The CEO is not eligible for an IPM

4.
Apply Final Multiplier

•
Multiply the target award by the performance factor

•
Multiply the outcome by the IPM

•
Award can range from 0% to 200% of target (target of 100%)

The following table shows how the formula was applied and the actual amounts awarded.
The Compensation Committee made no changes to NEO targets for the AIP. For Messrs. Trpik and Donnelly and Mses. Jones, Gomez, Blaise and Washington, the Compensation Committee applied the performance factor cap to limit NEO payouts to 120% of target.
NEO	AIP Target (% of Base Salary)	AIP Target ($)	Performance Factor (%)	Individual Performance Multiplier (%)	Actual Award ($)
Quiniones(1)	—	—	—	—	—
Butler(2)	95.88	764,962	107.16	100	819,734
Dominguez(3)	93.86	743,963	113.83	100	846,880
Trpik	50.00	206,921	120.00	100	248,305
Jones(4)	46.48	220,780	120.00	105	278,183
Donnelly	55.00	268,688	120.00	105	338,547
Gómez	37.40	135,213	120.00	100	162,255
Blaise	45.00	158,460	120.00	75	142,614
Washington	45.00	151,828	120.00	105	191,303

(1)
Because Mr. Quiniones joined the Company on November 15, 2021, he was not eligible for the 2021 AIP program.

(2)
Mr. Butler’s AIP Target is a pro-rated target based on his AIP target prior to his October 2021 promotion to Exelon’s Chief Operating Officer and his new AIP target following his promotion.

(3)
Mr. Dominguez’s performance multiplier is a blended percentage based on the ComEd senior executives’ AIP scorecard that was applicable to him prior to October 1, 2021, and the Exelon senior executives’ scorecard that was applicable for the remainder of the year.

(4)
Ms. Jones’ AIP Target is a pro-rated target based on her AIP target prior to her November 2021 promotion to Senior Vice President, Corporate Finance for Exelon and her new AIP target following her promotion.

Long-Term Incentive Plan (LTIP) Overview & Goal Setting Process
The Compensation Committee grants long-term equity incentive awards annually at its January or February meeting. When the total target equity incentive award is determined, the value is split between RSUs (33%) and performance shares (67%).
•
Restricted Stock Units (RSUs).   RSUs vest ratably over three years. RSUs receive dividend equivalents that are reinvested as additional RSUs and remain subject to the same vesting conditions as the underlying RSUs. RSUs are not subject to performance metrics.

•
Performance Shares.   Performance shares are earned based on performance achieved for the three-year period ending on December 31, 2023. The performance metrics underlying the 2021 – 2023 performance share awards are listed below. These are the same performance metrics underlying the performance shares granted since 2017.

Utility Earned ROE*	33.3%	Average utility ROE weighted by year-end rate base.
Utility Net Income	33.3%	Aggregate utility adjusted (non-GAAP) operating earnings, including Exelon hold-co net operating income (loss).
Exelon FFO/Debt*	33.4%	Funds from operations to total debt ratio
Setting and Disclosing Targets
Performance share award targets are set based on external commitments and/or probabilistic modeling. The performance scale range for the Utility ROE and Utility Net Income metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished with the target aligned with projected performance. The target for the Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.
We do not disclose actual targets used in our performance share performance cycles until each cycle is completed. We feel it is important to safeguard the confidentiality of our long-term outlook on projected performance, especially in light of changes in our industry, with our peer companies, and the overall utility and power generation markets. This policy supports the propriety of our long-standing disclosure practices to only issue annual performance guidance as part of our financial disclosure policies.
Performance Share Awards Subject to TSR Modifier and Cap.
Performance share awards are subject to a TSR modifier that compares Exelon’s performance relative to the performance of the UTY index on a point-by-point basis. Performance share awards are also subject to a TSR cap that will limit payouts at target if TSR is negative for the prior 36-month period.(The TSR cap was modified starting with the 2020 awards to extend the measurement period to the full 36 months of each cycle. Prior awards used a measurement period of 12 months.)
How Performance Share Awards Are Determined
The Compensation Committee used the following process to determine performance Share targets and awards:
1.
Set Targets — Performance metrics and targets (threshold (50%), target (100%), and distinguished (150%) goals) are set in January/February of each performance cycle.

2.
Determine Performance Multiplier — Based on performance achieved over the three-year cycle and factors in the weighting of each metric as well as actual performance relative to target.

3.
Determine TSR Modifier — Determined by subtracting the TSR of the PHLX Utility Sector Index (UTY) over the three-year performance period from Exelon’s TSR for the same three-year period.

4.
Calculate and Apply Final Multiplier — Calculated by multiplying the Performance Multiplier by (100% + TSR Modifier). This value is the Final Multiplier. Apply the Final Multiplier to determine the number of shares issued.

5.
Apply TSR Cap (if applicable) — If the Final Multiplier is greater than 100% but Exelon’s absolute TSR for the 12-month period is negative, performance share award payouts will be capped at 100%. Beginning with the 2020 – 2022 cycle, the TSR cap will apply if TSR is negative for the prior 36-month period. Starting with awards made in 2021, the TSR cap was eliminated after a review by the independent compensation consultant to align with market practice.

*
See definitions of non-GAAP measures in Appendix A

2019 – 2021 Performance and Performance Share Payout Determinations
The following table details the 2019 – 2021 threshold, target, and distinguished performance goals, and the results achieved for the performance share awards. The Performance Multiplier for 2019 – 2021

Performance shares awards was calculated to be 80.53% of target (prior to application of the TSR modifier described below), based on the following:
	Performance Scale
Performance Share Metrics:	Threshold (50%)	75%	Target (100%)	125%	Distinguished (150%)	Actual Performance	Performance as % of Target	Weighted Performance
Utility Earned ROE* 33.3%	8.4%	8.9%	9.3%	9.6%	10.0%	9.2%	94.44%	31.45%
Utility Net Income (in millions) 33.3%	$1,819	$1,959	$2,053	$2,117	$2,213	$2,040	97.22%	32.38%
Exelon FFO/Debt* 33.4%	≥16.0% <17.0%	≥17.0% <18.0%	≥18.0% <22.0%	≥22.0% <24.0%	≥24.0%	16.5%	50.00%	16.70%
						2019 – 2021 Performance Multiplier:		80.53%

*
See definitions of non-GAAP measures in Appendix A

The Utility Earned ROE* and Utility Net Income use interpolation between threshold, target, and distinguished levels of performance whereas the FFO/Debt* metric uses a stair-step approach with no interpolation between the performance levels.
Payout Determinations.   The Compensation Committee approved a payout of 70.61%, based on 2019 – 2021 performance and the application of a negative TSR modifier. Performance was below target, so the TSR Cap was not applicable. Exelon’s 2019 – 2021 TSR was 41.73% while the 2019 – 2021 TSR for the UTY was 54.04%. Accordingly, a TSR modifier of -12.31% was applied to Exelon’s performance multiplier of 80.53%:
Final Multiplier: Performance Multiplier x (100% + TSR Modifier)	80.53% x (100% + -12.31) = 70.61%
Overall Award Payout:	70.61%
The following table shows how the formula was applied and the actual amounts awarded.
NEO	Target Shares	Performance Factor	Actual Award
Quiniones(1)	—	—	—
Butler	11,686	70.61%	$473,030
Dominguez	15,993	70.61%	$647,428
Trpik	5,265	70.61%	$213,153
Jones	4,827	70.61%	$195,381
Donnelly	6,907	70.61%	$279,598
Gómez	4,827	70.61%	$195,381
Blaise	4,317	70.61%	$174,742
Washington(2)	—	—	—

(1)
Because Mr. Quiniones joined the company in November 2021, he did not participate in the 2019 – 2021 long term incentive program.

(2)
For the 2019 – 2021 long-term incentive cycle, Ms. Washington did not participate in the performance share award program but instead participated in a cash based long-term incentive program. Her payout was $154,437 based on a target of $113,000 and plan performance of 136.67%. The payout is determined based on 3-year average of annual performance vs. goals. The annual performance for

2019, 2020, and 2021 was 123.75%, 138.75% and 147.50% respectively. The annual performance scorecard has the same key performance indicators and goal weights of the corresponding year’s AIP plan.
Pursuant to the terms of the long-term incentive program, performance share award payouts are settled in the form of 50% shares of Exelon common stock and 50% in cash unless participants have achieved 200% or more of their stock ownership guidelines in which case performance share award payouts are settled 100% in cash. In light of the record date set for the separation of January 20, 2022, the Compensation Committee approved the cash settlement of all 2019 – 2021 performance share awards so as to preserve the value of the vesting awards and provide equitable treatment to participants.
Performance Share Goal Rigor
To ensure adequate rigor for the financial targets applicable to the 2020 – 2022 performance share performance cycle, we conducted statistical simulations to understand the level of difficulty of our payout range. We conducted a sensitivity analysis of reasonable value ranges for several internal and external variables that are significant drivers of performance, and we also examined historical levels of deviation of Company performance compared to plan.
COMPENSATION GOVERNANCE AND OVERSIGHT
What We Do	What We Don’t Do

✓
Pay for performance

✓
Significant stock ownership requirements for executive officers

✓
Cap incentive awards and conduct an annual risk assessment of the compensation programs

✓
Double-trigger for change-in-control benefits

✓
Independent compensation consultant advises the Exelon Compensation Committee

✓
Limited perquisites based on sound business rationale

✓
Clawback provision for incentive compensation awards

✓
Annual review of pay equity by an independent third party

✓
Prohibit hedging, short sales, derivative transactions or pledging of Exelon stock

✓
Annually assess our programs against peer companies and best practices

✓
Set appropriate levels of stretch in incentive targets

×
No guaranteed minimum payout of AIP or LTIP programs

×
No employment agreements

×
No excise tax gross-ups for change-in-control agreements

×
No dividend-equivalents on performance shares

×
The value of LTIP awards is not included in pension or severance calculations

×
No additional credited service under supplemental pension plans since 2004

×
No option re-pricing or buyouts

Shareholder Engagement
The Compensation Committee regularly reviews executive compensation, taking into consideration input received through Exelon’s regular and ongoing engagement with investors. Feedback is solicited over the course of the year through Exelon’s ongoing shareholder engagement program and shared with the appropriate Exelon Board Committee and/or the full Exelon Board.
Compensation Decisions
Setting Target Total Direct Compensation for the CEO
The Exelon Compensation Committee is responsible for approving the ComEd CEO’s compensation. The Compensation Committee develops the CEO compensation based on its analysis of peer group compensation and performance data with its independent compensation consultant. Every year, the Compensation Committee reviews each element of the CEO’s compensation including base salary, annual and long-term incentive target opportunities.
Setting Target Total Direct Compensation for Executive Officers
The ComEd CEO analyzes a variety of data to gauge market competitiveness, including peer group compensation and performance data provided by Exelon’s independent compensation consultant. Total direct compensation can vary by named executive officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses.
Role of the Compensation Consultant
As referenced earlier, the Compensation Committee retains Meridian, an independent compensation consultant, to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including:
•
Annual market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data,

•
An independent assessment of management recommendations for changes to the compensation structure,

•
Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements, and

•
Ad hoc support on executive compensation matters and related governance trends.

Peer Groups Used for Benchmarking Executive Compensation
Exelon uses a blended peer group for assessing our executive compensation program that consists of two sub-groups: energy services peers and general industry peers. For 2021, a blended peer group was used because (1) there are not enough energy services peers with size, scale, and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with key executives hired from several Fortune 100 companies. When selecting general industry peers, we focused on capital asset-intensive companies with size, scale, and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility. Exelon evaluates its peer group on an annual basis in July and adjusts for changes with our energy and general industry peers when needed.
Exelon’s blended peer group comprises 21 companies:
Energy Services Peers:   American Electric Power; Dominion Energy; DTE Energy; Duke Energy; Edison International; Entergy; FirstEnergy; NextEra Energy; Public Service Enterprise Group; Sempra Energy; The Southern Company
General Industry Peers:   3M Company; Deere & Company; Delta Air Lines; General Dynamics; Honeywell International; International Paper Company; Lockheed Martin; Marathon Petroleum Company; Northrop Grumman; Valero Energy Corp.
Because there is a correlation between the size of an organization and its compensation levels, market data is statistically adjusted using a regression analysis. This commonly applied technique allows for a more precise estimate of the market value of ComEd given the size and scope of responsibility for ComEd’s executive roles. Each element of NEO compensation is then compared to these size-adjusted medians of the peer group.
Stock Ownership and Trading Requirements
To align the interests of executive and shareholders, executives at the vice president level or above are required to own the value of certain multiples of base salary in Exelon common stock within five years of the date of hiring or promotion to a new position. Beginning in 2021, compliance with the stock ownership guidelines is measured on June 30 of each year (previously measured as of September 30).
As Mr. Quiniones joined ComEd in November 2021, his stock ownership has not yet been measured. Ms. Washington was promoted to her current role in 2021 and is on track to achieve her stock ownership target within five years following her promotion in accordance with the Company’s policy.
For additional details about NEO stock ownership, please see the Beneficial Ownership Table.
NEO	Required Ownership (as a multiple of salary)	Ownership as of 6/30/21 (as a multiple of salary)
Quiniones	2x	—
Butler	3x	9.0x
Dominguez	2x	5.5x
Trpik	2x	5.1x
Jones	2x	3.1x
Donnelly	2x	9.2x
Gómez	2x	2.4x
Blaise	2x	2.9x
Washington	2x	1.8x
The following types of ownership count towards meeting the stock ownership guidelines:
•
restricted shares and restricted stock units (RSUs),

•
shares acquired and held through the exercise of stock options,

•
shares held in the Exelon Corporation Deferred Compensation Plan, dividend reinvestment plan, and 401(k) savings plan, and

•
common shares beneficially owned directly or indirectly, including shares held in trust.

Prohibition on Hedging and Pledging of Common Stock; Other Trading Requirements
Currently, Exelon requires executive vice presidents and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement enables officers to diversify a portion of their holdings. Our insider trading policy includes provisions that prohibit Directors and employees (including officers) and certain of their related persons (including certain family members and entities which they own a significant interest) from engaging in short sales, put or call options, hedging transactions, pledging, or other derivative transactions involving Exelon stock.
Clawback Policy
In 2018, the Exelon Board of Directors revised its clawback policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:
•
the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected,

•
the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction,

•
a lower incentive plan award would have been made to the participant based on the restated or corrected results, and

•
recoupment is not precluded by applicable law or employment agreements.

The Exelon Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determines that:
•
the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required, and

•
recoupment is not precluded by applicable law or employment agreements.

Risk Management Assessment of Compensation Policies and Practices
The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2021, Exelon’s Enterprise Risk Management group applied the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks.
Based on this assessment, which was also reviewed by the independent compensation consultant, the Committee believes that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features, which balance the degree of risk taking:
•
The AIP includes multiple incentive performance measures with a balance of financial and non-financial metrics

•
Long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements

•
Incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight

•
Total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements

•
Incentive compensation is balanced by formulaic and discretionary funding

•
Short- and long-term incentive awards contain award caps or modifiers

•
Reasonable change-in-control and severance benefits are within common market norms

•
Clawback provisions exceed regulatory mandates

•
Consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes

Tax Consequences
Section 162(m) of the Internal Revenue Code generally disallows a deduction for compensation over $1 million paid to covered employees of Exelon’s eight corporate registrants with publicly traded debt or equity. An NEO is considered a covered employee and that designation will continue in perpetuity even after death through severance and post-death payments. The Compensation Committee believes that it must maintain flexibility in its approach to executive compensation in order to structure a program that it considers to be the most effective in attracting, motivating and retaining the Company’s key executives, and therefore, the deductibility of compensation is one of several factors considered when making executive compensation decisions.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
Name	Year	Salary ($)	Bonus ($) (Note 1)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Gil Quiniones Chief Executive Officer	2021	64,261	—	—	—	—	—	64,261
Calvin G. Butler, Jr. Former Interim CEO	2021	780,398	—	2,500,038	819,734	149,556	108,020	4,357,746
Joseph Dominguez Former CEO	2021	738,369		1,130,048	846,880	181,413	464,286	3,360,996
	2020	634,118	—	1,130,037	534,745	143,843	43,295	2,486,038
	2019	606,638	—	1,130,054	552,265	107,654	191,902	2,588,513
Joseph Trpik Interim SVP, CFO and Treasurer	2021	413,101		372,030	248,305	93,330	33,186	1,159,952
Jeanne Jones Former SVP, CFO, and Treasurer	2021	383,899	33,247	341,035	264,936	60,842	37,921	1,121,880
	2020	345,644	15,000	341,053	203,130	70,207	35,425	1,010,459
	2019	349,961	24,528	341,085	200,082	34,951	40,852	991,459
Terence R. Donnelly President and Chief Operating Officer	2021	487,650	41,121	488,034	322,426	184,102	30,345	1,553,678
	2020	481,475	25,000	488,016	345,836	177,139	21,147	1,539,613
	2019	486,990	25,000	488,028	324,424	376,400	21,147	1,721,989
Verónica Gómez Former, SVP, Regulatory & Energy Policy and General Counsel	2021	296,839	15,000	228,498	162,255	51,673	704,905	1,459,170
	2020	356,341	15,000	341,053	232,686	60,963	12,360	1,018,403
	2019	360,423	15,000	341,085	218,280	56,912	25,192	1,016,892
M. Michelle Blaise SVP, Technical Services	2021	351,504	10,000	305,011	190,152	129,269	35,169	1,021,105
	2020	347,052	15,000	305,080	203,958	129,781	32,502	1,033,373
	2019	351,027	15,000	305,059	191,331	266,770	34,270	1,163,457
Melissa Washington SVP, Customer Operations	2021	336,791	9,110	341,035	182,193	60,402	18,228	947,759

Notes to the Summary Compensation Table
(1)
In recognition of their overall performance, an individual performance multiplier (IPM) was applied to the annual incentive payments or other special recognition awards for certain NEOs in certain years. Messrs. Butler, Dominguez, and Quiniones were not eligible for an IPM.

(2)
The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share awards at $43.35 for the 2021-2023 performance period granted on January 25, 2021. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2021 Annual Report on Form 10-K. The 2021-2023 performance share award component of the stock award values depicted above are subject to performance conditions and the grant date fair value assumes the achievement of the target level of performance; however, values may be higher based on performance including the maximum total shareholder return multiplier as follows.

	Performance Share Award Value
Name	At Target ($)	At Maximum ($)
Quiniones	—	—
Butler	1,675,001	3,350,002
Dominguez	757,108	1,514,216
Trpik	249,263	498,526
Jones	228,498	456,996
Donnelly	326,989	653,978
Gómez	228,498	456,996
Blaise	204,352	408,704
Washington	228,498	456,996

(3)
The amounts shown in this column for 2021 represent payments made pursuant to the Annual Incentive Plan.

(4)
The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2020 to December 31, 2021. None of the NEOs had above-market earnings in a non-qualified deferred compensation account in 2021.

(5)
All Other Compensation: The following table describes the incremental cost of other benefits provided in 2021 that are shown in this column.

ALL OTHER COMPENSATION
Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Other ($) (Note 5)	Total ($)
Quiniones	—	—	—	—	—	—
Butler	81,478	153	23,500	2,889	—	108,020
Dominguez	262,253	162,636	34,862	4,535	—	464,286
Trpik	13,310	—	16,027	3,849	—	33,186
Jones	19,355	—	16,182	2,384	—	37,921
Donnelly	2,399	—	23,220	4,726	—	30,345
Gómez	4,295	9,424	9,809	3,455	677,922	704,905
Blaise	16,840	—	14,400	3,929	—	35,169
Washington	2,520	—	15,708	—	—	18,228

Notes to All Other Compensation Table
(1)
Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including parking, spousal and family travel); and (2) relocation/housing and living benefits related to changes in an NEO’s principal place of work and (3) other benefits (including personal financial planning, company gifts, and matching charitable contributions, and physical examinations) as detailed below.

•
Amounts reported for the personal use of corporate aircraft are based on the aggregate incremental cost to Exelon and are calculated using the hourly incremental cost for flight services, including federal excise taxes, fuel charges, and domestic segment fees. Exelon’s Board-approved policy on corporate aircraft usage includes spousal/domestic partner and other family member usage when appropriate. Associated costs for meals and other related amenities for spouse/domestic partners are covered when attendance at Company or industry-related events is customary. Exelon also provides fleet services of Company cars and driver services for NEOs and other officers enabling the performance of duties among the Company’s various offices and facilities. Certain NEOs are also entitled to limited personal use of the Company’s cars and drivers including commuting to work locations. Costs reported represent estimated incremental costs based upon driver wages multiplied by the average overtime rate for drivers plus an additional amount for fuel. Costs related to NEO personal use is typically imputed as additional taxable income. Amounts reported in this column for Mr. Butler include $60,638 for personal use of corporate aircraft. Amounts reported in this column for Mr. Dominguez include $17,528 for personal use of corporate aircraft and $5,927 for approved spousal travel.
•
In connection with Mr. Dominguez’s promotion to President and Chief Executive Officer of Exelon Generation, now Constellation Energy Corporation (Constellation), he was required to relocate from Chicago, IL to Baltimore, MD. Amounts reported in this column also include $217,663 in relocation expenses for Mr. Dominguez pursuant to the Company’s standard executive relocation program. These relocation expenses were paid by Constellation.

•
Limited personal financial planning benefits valued at $16,840 for each executive are provided with usage values imputed as additional taxable income. Executive officers may request Company matching gifts to qualified charitable organizations in amounts up to $10,000. Executive officers may use Company-provided vendors for comprehensive physical examinations and related medical testing.

(2)
ComEd provides reimbursements of tax obligations incurred when employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; approved spousal travel expenses imputed to the employee; and for required relocation and housing/living expenses incurred in compliance with regulatory requirements. For Mr. Dominguez, this amount includes $162,636 related to such reimbursements.

(3)
Each of the NEOs participated in the Company’s 401(k) and/or deferred compensation plans. Amounts reported represent Company matching contributions to the NEOs’ accounts. Mr. Quiniones and Mses. Jones, Washington, and Gomez did not participate in the deferred compensation plan.

(4)
ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2021 for additional term life insurance policies for the NEOs and for additional supplemental accidental death and dismemberment insurance and long-term disability over and above the basic coverage provided to all employees.

(5)
Amounts in this column represent the severance amounts for Ms. Gomez under the non-change in control provisions of the Senior Management Severance Plan based on terminations without cause.

Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock Awards: Number of Shares or Units (#) (Note 3)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4)
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Quiniones	—	—	—	—	—	—	—	—	—
Butler	1/25/2021	33,750	900,000	1,800,000
	1/25/2021				6,441	38,639	77,278		1,675,001
	1/25/2021							19,032	825,037
Dominguez	1/25/2021	53,156	1,417,500	2,835,000
	1/25/2021				2,911	17,465	34,930		757,108
	1/25/2021							8,603	372,940
Trpik	1/25/2021	7,760	206,921	413,841
	1/25/2021				959	5,750	11,500	2,832	249,263
	1/25/2021							2,832	122,767
Jones	1/25/2021	9,797	261,250	522,500
	1/25/2021				879	5,271	10,542		228,498
	1/25/2021							2,596	112,537
Donnelly	1/25/2021	10,076	268,688	537,376
	1/25/2021				1,257	7,543	15,086		326,989
	1/25/2021							3,715	161,045
Gómez	1/25/2021	13,558	361,558	723,116
	1/25/2021				879	5,271	10,542		228,498
Blaise	1/25/2021	5,942	158,460	316,920
	1/25/2021				786	4,714	9,428		204,352
	1/25/2021							2,322	100,659
Washington	1/25/2021	5,694	151,828	303,655
	1/25/2021				879	5,271	10,542		228,498
	1/25/2021							2,596	112,537

Notes to Grants of Plan-Based Awards Table
(1)
All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of target, performance at plan earns 100% of target, and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 3.75% of target which 50% performance on the lowest weighted AIP performance metric. For additional information about the terms of these programs, refer to the Compensation Discussion and Analysis.

(2)
NEOs have a long-term performance share award target opportunity that is a fixed number of performance shares commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 16.67% of target. The maximum possible payout for performance share awards was calculated at 150% of target, prior to application of a TSR modifier, which may increase or decrease the amount of the awards but may not exceed 200% of target. For additional information about the terms of these programs, refer to the Compensation Discussion and Analysis.

(3)
This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table.

(4)
This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards and restricted stock units granted to each NEO during 2021. Fair value of performance share unit awards granted on January 25, 2021, are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End
Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $57.76 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Quiniones	—	—	—	—	—	—	—	—
Butler	—	—	—	—	110,901	6,405,642	138,794	8,016,741
Dominguez	—	—	—	—	68,717	3,969,094	66,964	3,867,841
Trpik	—	—	—	—	9,457	546,236	22,046	1,273,377
Jones	—	—	—	—	23,668	1,367,064	20,210	1,167,330
Donnelly	—	—	—	—	13,211	763,067	28,920	1,670,419
Gómez	—	—	—	—	63,028	3,640,497	99,262	5,733,373
Blaise	—	—	—	—	110,901	6,405,642	18,076	1,044,070
Washington	—	—	—	—	4,382	253,104	20,210	1,167,330

Notes to Outstanding Equity Table
(1)
No stock option awards are outstanding, and no stock option awards have been granted since 2012.

(2)
The amount shown includes unvested restricted stock unit (RSU) awards at year end, a portion of which vested on January 6, 2022, and the performance share award earned for the performance period beginning January 1, 2019, and ending December 31, 2021, which vested on January 28, 2022. The unvested restricted stock unit awards are composed of:

•
the final third of an award granted in January 2019, which vested on January 6, 2022,

•
two-thirds of an award granted in January 2020, half of which vested on January 25, 2021, and half of which vested on January 6, 2022, and

•
the full award granted on January 25, 2021, one-third of which vested on January 6, 2022, and one-third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2023 and 2024, respectively.

All RSU awards accrue additional shares through automatic dividend reinvestment.
For Mr. Dominguez, the amount shown includes 30,000 retention-related restricted stock units awarded on August 1, 2018, that will vest on August 1, 2022. For Ms. Jones the amount shown includes 15,000 retention-related restricted stock units awarded on January 29, 2018, that will vest on January 29, 2023. For Mr. Butler, the amount also includes a promotion-related restricted stock unit award for 28,468 shares granted on December 2, 2019, that will cliff vest on December 2, 2024. All shares are valued at $57.76, the closing price on December 31, 2021.
(3)
The amount shown includes the target performance share awards granted on January 27, 2020, for the performance period ending December 31, 2022, and the target performance share awards granted on January 25, 2021, for the performance period ending December 31, 2023. The value of these awards has been increased to reflect the highest level of performance achievable for the period, or 200%. All shares are valued at $57.76, the closing price on December 31, 2021.

Option Exercises and Stock Vested
	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Quiniones	—	—	—	—
Butler	—	—	19,112	828,508
Dominguez	16,000	233,214	21,709	941,104
Trpik	—	—	7,119	308,597
Jones	—	—	6,481	280,967
Donnelly	21,000	68,984	9,374	406,365
Gómez	—	—	6,552	284,050
Blaise	—	—	5,862	254,113
Washington	—	—	824	35,729

Notes to Option Exercises and Stock Vested Table
(1)
Share amounts are composed of the following tranches of prior awards that vested on January 25, 2021: the performance share awards granted for the performance period of January 1, 2018, through December 31, 2020; the final third of the RSU awards granted in January 2018, the second third of the RSU awards granted in February 2019 and the first third of the RSU awards granted in January 2020. All of these awards were valued at $56.73 upon vesting on January 6, 2022.

Pension Benefits
Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that includes the Cash Balance Pension Plan (CBPP), an account-based plan covering eligible NEOs hired between January 1, 2001, and February 1, 2018, and certain NEOs who previously elected to transfer to the CBPP. The Retirement Program is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
With the exception of Mr. Quiniones who joined ComEd in November 2021, all NEOs participate in the CBPP. Under the CBPP, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. When the CBPP was initially established in 2001, it provided an annual benefit credit of 5.75% of an employee’s base pay and annual incentive award for the year, and an annual investment credit based on the average of that year’s S&P 500 stock index return and the 30-year bond rate for the month of November (subject to a 4% minimum). The benefit and investment credit rates have been subsequently modified periodically pursuant to U.S. Treasury Department guidance on cash balance plans. NEO participants in the CBPP currently receive an annual benefit credit ranging from 7.0% to 10.5% (depending on length of service) of base salary and annual incentive award, and an annual investment credit based on the third segment spot rate of interest on long-term investment grade corporate bonds for the month of November of the year (subject to a 4% minimum). Benefits vest after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, years of service are not relevant to a determination of accrued benefits under the CBPP.
In 2018, the Company also provided a one-time Transition Benefit Credit to all CBPP participants in recognition of the transition to a fully fixed income investment credit rate. The amount of the credit ranged from 0% to 30.5% of 2018 annualized base pay, based on years of service as of December 31, 2007.
Exelon ceased offering the CBPP to new management Exelon employees hired on or after February 1, 2018, and to new management Utility employees hired on or after January 1, 2021, and instead began providing an annual enhanced non-discretionary 401(k) contribution for new employees not eligible for pension.

Supplemental Management Retirement Plan (SMRP)
All NEOs participate in the SMRP, which Exelon sponsors as permitted by the Employee Retirement Income Security Act. The SMRP provides supplemental benefits to the benefits provided under the tax-qualified Retirement Program for individuals whose annual compensation exceeds the limits imposed under the Internal Revenue Code. Under the terms of the SMRP, participants are provided the benefits they would have otherwise received under the SAS or CBPP as applicable but for the application of the Internal Revenue Code limits. The SMRP offers a lump sum as an optional form of payment. Tax benefits are provided for SMRP participants when FICA and state taxes are not imposed on qualified pension plan benefits, but are imposed on non-qualified retirement benefits, such as those provided under the SMRP. Exelon provides these tax benefits in order to equalize the tax treatment of non-qualified benefits to those received under qualified plans. These tax benefits are provided to all participants in the SMRP (currently over 55, less than 55% of which are executives (i.e., Vice President level or above).
Since 2004, Exelon no longer provides additional years of credited service to executives under the SMRP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or up to 2.99 years of service under change in control agreements, and performance-based awards or awards which are intended to make up for lost pension benefits from another employer. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected.
The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for CBPP participants is the account balance.
Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Quiniones	n/a	—	—	—
Butler	CBPP	13.91	344,782	—
	SMRP	13.91	738,313	—
Dominguez	CBPP	19.35	566,202	—
	SMRP	19.35	964,583	—
Trpik	CBPP	19.59	633,199	—
	SMRP	19.59	470,459	—
Jones	CBPP	14.41	320,233	—
	SMRP	14.41	114,290	—
Donnelly	CBPP	38.53	1,762,557	—
	SMRP	38.53	1,061,715	—
Gómez	CBPP	14.17	356,725	—
	SMRP	14.17	356,725	—
Blaise	CBPP	39.53	1,830,178	—
	SMRP	39.53	295,411	—
Washington	CBPP	18.71	474,997	—
	SMRP	18.71	105,188	—

Deferred Compensation Programs
Exelon Corporation Deferred Compensation Plan
The Exelon Corporation Deferred Compensation Plan is a non-qualified plan that permits the deferral of certain cash compensation to facilitate tax and retirement planning. The Deferred Compensation Plan also permits the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code.
Exelon Corporation Employee Savings Plan
The Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and encourage retirement savings, which under the Plan may be supplemented by Company matching contributions. The Company maintains the excess matching feature of the Deferred Compensation Plan to enable highly compensated employees to save for retirement to the extent they otherwise would have, were it not for the limits established by the IRS.
Once participants in the Employee Savings Plan reach their statutory contribution limit during the year, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plan consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded, unsecured obligations of the Company.
Nonqualified Deferred Compensation
Name	Executive Contributions in 2021 ($) (Note 1)	Registrant Contributions in 2021 ($) (Note 2)	Aggregate Earnings in 2021 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/21 ($) (Note 4)
Quiniones	—	—	—	—	—
Butler	53,750	14,800	26,477	—	286,509
Dominguez	22,549	13,530	8,420	—	82,658
Trpik	6,035	3,621	37,549	—	184,985
Jones	—	—	—	—	—
Donnelly	—	5,121	96,622	—	880,181
Gómez	—	—	—	—	—
Blaise	—	—	—	—	—
Washington	3,936	1,687	61	—	5,684

Notes to Nonqualified Deferred Compensation Table
(1)
The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

(2)
The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

(3)
The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his or her notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

(4)
For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2021.
Potential Payments upon Termination or Change in Control
Each NEO is entitled to certain compensation in the event his or her employment terminates, including a termination in connection with or upon a change in control of Exelon. The Compensation Committee adopted changes to severance and change in control benefits effective in 2020, with the amount of benefits payable being contingent upon a variety of factors, including the circumstances under which employment terminates.
Severance Benefits
NEOs are entitled to certain payments and benefits in connection with the termination of their employment by the Company other than for cause or disability or the NEO terminates for good reason as provided for in the Senior Management Severance Plan (SMSP). The “Severance Period” for the CEO is 24 months after termination of employment and 15 months after termination of employment for all other NEOs. Benefits under the Plan include the following items.
•
Continued payment of base salary for the applicable Severance Period,

•
Target annual incentive awards for the applicable Severance Period and a pro-rated annual incentive award for the year in which the termination of employment occurs,

•
Vested benefit is equal to the amount payable under the SMRP, if any, determined as if the SMRP benefit were fully vested and the severance pay constituted covered compensation for purposes of the SMRP,

•
Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if applicable,

•
Outplacement and financial planning services for at least 12 months, and

•
Equity awards in accordance with the below table below table.

Payments under the SMSP are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if doing so results in the executive receiving a lesser reduction in after-tax payments.
The SMSP includes the following definitions with respect to severance benefits:
Cause with respect to severance benefits (or change in control benefits discussed below) generally means any of the following (a) refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports or of the Board of Directors of Exelon or any of its participating employers under the SMSP that are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities; (b) willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee or other person; (c) commission of a felony or any crime involving dishonesty or moral turpitude; (d) material violation of the Code of Business Conduct (or any corporate policies referenced therein), or of any statutory or common-law duty of loyalty; or (e) any breach by the executive of one or more restrictive covenants contained within the SMSP.
Good reason with respect to severance benefits generally means the following: a material reduction of the executive’s salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; a demotion below an executive salary band level; with respect to the CEO, a material adverse reduction in the executive’s position or duties, but excluding any such change caused solely by a disposition of all or a significant portion of Exelon individually or collectively with its affiliates as defined in the SMSP.
Change in Control Benefits
Pursuant to the SMSP, NEOs are eligible for certain benefits upon certain involuntary terminations by the Company or a resignation for good reason in connection with a change in control of Exelon Corporation. If the executive resigns for good reason (as defined below) or his or her employment is terminated by Exelon other than for cause or disability, during the period commencing 90 days before a change of control or during the 24-month period following a change in control, the executive is entitled to the benefits outlined below.
•
The executive receives 1.5 times base salary (2.99 times for the CEO) after termination of employment to be paid in regular payroll installments,

•
Target annual incentive awards for a period of 1.5 years (2.99 years for the CEO) after termination of employment and a pro-rated annual incentive award for the year in which the termination of employment occurs,

•
Benefit equal to the amount payable under the SMRP determined as if (1) the executive had 18 additional months (24 months for the CEO) of age and years of service and (2) the severance pay constituted covered compensation for purposes of the SMRP,

•
Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if applicable,

•
Outplacement and financial planning services for at least 12 months, and

•
Equity awards in accordance with the below table below table.

A change in control generally includes any of the following: (a) when any person or group acquires 20% of Exelon’s then outstanding common stock or of voting securities; (b) the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board; (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or (d) upon shareholder approval of a plan of complete liquidation or dissolution.
Change in control benefits are also provided if an executive is terminated other than for cause or disability, or terminates for good reason (a) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, (b) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation), or (c) within 18 months after a sale or disposition of more than 50% of Exelon’s operating assets affecting the executive’s business unit in which Exelon shareholders do not own more than 66.67% of the shares of the resulting entity (a “significant corporate transaction”).
Good reason in connection with a change in control generally includes (a) a material reduction in salary, incentive compensation opportunity or aggregate benefits; (b) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of the officer to whom the executive reports); (c) a required relocation by more than 50 miles; (d) a material breach of the terms of the individual change in control agreements or the SMSP, as applicable, by Exelon or its successor.
Equity Awards — Consequences of Termination of Employment
The following table summarizes the treatment of outstanding equity awards granted under the Exelon Long-Term Incentive Plans and related severance arrangements upon a termination of employment for the respective reasons stated below.

Award Type:	Retirement(1) or Disability	Death	Voluntary Termination (Other than retirement eligible or for good reason)	Involuntary Termination(2)	Involuntary Termination upon a Change in Control
RSUs (including restricted stock awards)	Unvested awards vest	Unvested awards vest	Unvested awards are forfeited	Prorated portion vests	Unvested awards vest
Long Term Incentive Awards (including performance share awards)	Prorated portion vests based on actual performance; payable at the time provided for in the award terms	Prorated portion vests based on actual performance; payable at the time provided for in the award terms	Unvested awards are forfeited	Prorated portion vests based on actual performance; payable at the time provided for in the award terms	Unvested awards vest based on actual or deemed performance; payable upon termination
Stock Options	Outstanding awards remain exercisable until the earlier of 5 years from termination date or expiration date of award.	Outstanding awards are immediately exercisable and may be exercised until the earlier of 3 years from termination date or expiration date of award.	Outstanding awards are exercisable to the extent the award was exercisable on the date of termination and may be exercised until the earlier of 90 days from termination date or expiration date of award.	Outstanding awards are exercisable to the extent the award was exercisable on the date of termination and may be exercised until the earlier of 90 days from termination date or expiration date of award.	Outstanding awards are immediately exercisable and may be exercised until the earlier of 5 years from termination date or expiration date of award.

(1)
For purposes of equity awards, retirement means termination of employment after attaining at least the age of 55 and completing at least 10 years of service.

(2)
A termination by the Company for reasons other than for cause or disability, or a resignation by an eligible executive for good reason.

Note:   The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming termination or separation under various scenarios as of December 31, 2021. Ms. Gomez is excluded from these tables as she had already departed the Company as of December 31, 2021.
Estimated Value of Benefits to be Received Upon Retirement
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming each had retired as of December 31, 2021. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Quiniones	—	—	—
Butler	916,000	—	916,000
Dominguez	1,055,000	3,864,000	4,919,000
Trpik	248,000	—	248,000
Jones	228,000	—	228,000
Donnelly	322,000	1,669,000	1,991,000
Blaise	190,000	1,043,000	1,233,000
Washington	182,000	—	182,000

(1)
Under the terms of the 2021 AIP, a pro-rated annual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2021 annual incentive payout after Company/business unit performance was determined.

(2)
Includes the value of the executives’ unvested performance share awards granted in 2019, 2020, and 2021 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2021, of $57.76.

(3)
Estimate of total payments and benefits based on a retirement date of December 31, 2021.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming employment is terminated due to death or disability as of December 31, 2021. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Quiniones	—	—	—
Butler	916,000	10,521,000	11,437,000
Dominguez	1,055,000	6,175,000	7,230,000
Trpik	248,000	1,272,000	1,520,000
Jones	228,000	2,032,000	2,260,000
Donnelly	322,000	1,669,000	1,991,000
Blaise	190,000	1,043,000	1,233,000
Washington	182,000	988,000	1,170,000

(1)
Under the terms of the 2021 AIP, a pro-rated annual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2020 annual incentive payout after Company and/or business unit performance was determined.

(2)
Includes the value of the executives’ unvested performance share awards granted in 2019, 2020, and 2021 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2021 of $57.76.

(3)
Estimate of total payments and benefits based on termination due to death or disability on December 31, 2020.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming they were terminated as of December 31, 2021, under the terms of the Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO shown in the tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Quiniones	2,106,000	—	—	1,000	40,000	2,147,000
Butler	4,516,000	252,000	6,426,000	43,200	40,000	11,277,200
Dominguez	5,990,000	395,000	5,911,000	47,000	40,000	12,383,000
Trpik	1,024,000	62,000	793,000	27,000	40,000	1,946,000
Jones	1,148,000	69,000	1,576,000	22,000	40,000	2,855,000
Donnelly	1,269,000	90,000	1,669,000	22,000	40,000	3,090,000
Blaise	828,000	64,000	1,043,000	14,000	40,000	1,989,000
Washington	794,000	46,000	548,000	16,000	40,000	1,444,000

(1)
Represents the estimated severance benefit equal to 1.25 times (2 times for Messrs. Butler, Dominguez, and Quiniones) the sum of (i) current base salary and (ii) the target annual incentive for the year of termination, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2021 annual incentive payout after Company/business unit performance was determined.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested performance share awards granted in 2019, 2020, and 2021 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 31, 2021, of $57.76.

(4)
Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.

(5)
Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
Estimate of total payments and benefits based on a termination date of December 31, 2021.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2021. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Potential Scaleback ($)	Total Value of All Payments and Benefits ($) (Note 6)
Quiniones	3,148,000	—	—	1,000	40,000	—	3,189,000
Butler	6,298,000	377,000	10,521,000	65,000	40,000	—	17,301,000
Dominguez	8,433,000	590,000	6,175,000	70,000	40,000	—	15,308,000
Trpik	1,179,000	81,000	1,272,000	33,000	40,000	—	2,605,000
Jones	1,332,000	83,000	2,032,000	26,000	40,000	—	3,513,000
Donnelly	1,458,000	117,000	1,669,000	27,000	40,000	—	3,311,000
Blaise	956,000	82,000	1,043,000	17,000	40,000	—	2,138,000
Washington	916,000	59,000	988,000	20,000	40,000	—	2,023,000

(1)
Represents the estimated cash severance benefit equal to 1.5 times (2.99 times for Messrs. Butler, Dominguez, and Quiniones) the sum of (i) current base salary and (ii) the annual incentive award at target, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2021 annual incentive payout after Company/business unit performance was determined.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested performance shares, all of which will vest upon termination at the actual level earned and awarded (it is assumed the 2019, 2020, and 2021 performance shares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2021, of $57.76.

(4)
Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.

(5)
Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
Estimate of total payments and benefits based on a termination date of December 31, 2021.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO.
In 2021, there were three individuals serving in the CEO role: Mr. Dominguez (January 1 – October 1), Mr. Butler (October 1 – November 15), and Mr. Quiniones (November 15 – December 31). In accordance with SEC rules, the Company incorporated the compensation paid to Messrs. Dominguez, Butler, and Quiniones for the time each served as CEO during the year and combined those figures.
For 2021, the ratio of annual total compensation to our ComEd CEOs (utilizing a weighted average) and the median of the annual total compensation of all employees was 19:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. Utilizing the Summary Compensation Table, the total compensation for the ComEd CEO (utilizing a weighted average), and the median employee, is $3,051,103 and $160,633, respectively.
On December 31, 2021, Exelon’s employee population consisted of approximately 31,517 individuals (excluding the CEO), which includes four employees based in the United Kingdom and seven employees based in Canada. We chose to exclude these eleven employees as permitted under SEC rules from our determination of the median employee, given the small number of our non-US based employees. The consistently applied compensation measure used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2021. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table in this information statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.
Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

DIRECTOR COMPENSATION
The Exelon Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding ComEd’s non-employee Director compensation program.
Non-employee Directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis was not eligible for this retainer until his retirement from the Exelon Board in April 2021 and his retainer has been prorated accordingly. All non-employee Directors also receive fees of $2,000 for each Board or committee meeting attended whether in person or by means of phone or video conferencing equipment. The ComEd Board does not receive any type of equity compensation.
Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each Director has an unfunded account in which the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a Director’s reaching age 65, age 72 or upon retirement from the Board. The investment funds are identical to those available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.
Other Benefits Provided
From time to time, ComEd Directors may be invited to bring spouses or guests to Exelon, ComEd or industry related events. When such invitations are extended, ComEd covers the cost of spousal or guest travel, meals, lodging and related activities. The value of spousal or guest related travel is calculated according to IRS regulations and imputed to the Director as additional taxable income. Directors also receive reimbursement to cover the additional taxes owed on such imputed income. However, in most cases there is no direct incremental cost to ComEd of providing transportation and lodging for a spouse or guest when he or she accompanies the Director, and the only additional costs are those for meals and activities and to reimburse for the taxes on the imputed income. In 2021, there were no such events that resulted in imputed income or any tax reimbursements.
ComEd also has a matching gift program that is available to all non-employee Directors. Under this program, ComEd will match Directors’ contributions to eligible not-for-profit organizations up to $15,000 per year.
2021 Non-Employee Director Compensation
The following table summarizes the compensation paid for each non-employee Directors who served as a member of the Board for all or part of 2021.
Name (Note 1)	Annual Board Retainers ($) (Note 2)	Meeting Fees ($)	All Other Compensation ($) (Note 3)	Total ($)
James W. Compton	23,269	2,000	—	25,269
A. Steven Crown	23,269	2,000	—	25,269
Nicholas DeBenedictis	47,308	8,000	15,000	70,308
Ricardo Estrada	11,603	2,000	5,000	18,603
Peter V. Fazio, Jr.	23,269	2,000	—	25,269
Michael H. Moskow	23,269	2,000	—	25,269
Total	151,988	18,000	20,000	189,988

(1)
Messrs. Compton, Crown, Fazio, and Moskow served as non-employee Directors of ComEd until their retirements in April 2021. Mr. DeBenedictis also served as a non-employee Director during 2021 but is not standing for election as he has reached the mandatory retirement age.

(2)
Mr. DeBenedictis became eligible for a pro-rated annual retainer once he retired from the Exelon Board of Directors in April 2021. Messrs. Compton, Crown, Fazio, and Moskow did not stand for re-election in 2021 and their compensation was prorated through April 2021.

(3)
Values in this column represent the Company’s matching portion of the Director’s contribution to qualified not-for-profit organizations pursuant to ComEd’s matching gift plan. For Mr. DeBenedictis, the amount shown for his matching gift was also reported in the Exelon Proxy Statement,

BENEFICIAL OWNERSHIP
Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the Directors or executive officers of ComEd hold any ComEd voting securities.
The following table shows the ownership of Exelon common stock as of April 1, 2022, by each ComEd Director, each ComEd NEO in the Summary Compensation Table, and for all ComEd Directors and executive officers as a group.
The shares owned by Directors and executive officers, both individually and as a group, constitute less than 1% of the total number of shares of Exelon common stock outstanding. No ComEd securities are authorized for issuance under any equity compensation plans.
	Shares Owned Directly or Indirectly (Note 1)	Shares Underlying Options Exercisable Within 60 Days	Total Shares Beneficially Owned
Directors
Calvin G. Butler Jr.	177,524	—	177,524
Christopher M. Crane	691,623	—	691,623
Ricardo Estrada	—	—	—
Gil Quiniones	9,176	—	9,176
Zaldwaynaka Scott	—	—	—
Smita Shah	72	—	72
Named Executive Officers (Not already listed)
Joseph Dominguez	—	—	—
Joseph Trpik	48,799	—	48,799
Jeanne Jones	37,314	—	37,314
Terence R. Donnelly	92,352	—	92,352
Verónica Gómez(2)	5,440	—	5,440
M. Michelle Blaise	25,694	—	25,694
Melissa Washington	22,965	—	22,965
Directors & Executive Officers as a group (15 people)(3)	1,131,125		1,131,125

(1)
Includes any shares as to which the individual has sole or shared voting or investment power, Directors’ deferred stock units granted under the Exelon deferred stock unit plan along with accumulated units from automatic dividend reinvestment, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(2)
Ms. Gomez departed from the Company on September 30, 2021. The Company does not have information on her current ownership.

(3)
Total includes shares held by all ComEd Directors and NEOs as well as ComEd executive officers listed in Item 1, Executive Officers of the Registrants in ComEd’s 2021 Annual Report on Form 10-K filed on February 25, 2022, who are not NEOs for purposes of compensation disclosure.

ADDITIONAL INFORMATION
Process for Communicating with the Exelon or ComEd Boards
Shareholders and other interested persons can communicate with any Director or the independent Directors as a group by writing to them care of the Corporate Secretary at the address noted below. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the Directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the Directors any communication raising substantial issues. All communications are available to the Directors upon request.
Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442) or via email to ethicsoffice@exeloncorp.com.
Availability of Exelon’s Corporate Documents
The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct (which is the code of conduct applicable to ComEd), the Exelon Amended and Restated Bylaws, and the charters for each standing committee of Exelon’s Board are available on the Exelon website at www.exeloncorp.com. Copies are available without charge to any shareholder who requests them by writing to the Corporate Secretary at: Exelon Corporation, Office of the Corporate Secretary, 10 South Dearborn Street, PO Box 805398, Chicago, IL 60680-5398. Additionally, all of Exelon’s and ComEd’s filings submitted to the SEC are also available on our website. Information contained on our website is not part of this information statement.
Delivery of Documents to Shareholders Sharing an Address
We have adopted a procedure approved by the SEC called householding. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure reduces our printing costs and postage fees.
If you would like to change your householding election, request that a single copy of the information statement be sent to your address, or request a separate copy of the information statement, please contact our distribution agent, Broadridge Financial Solutions, by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the information statement to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Appendix A
Definitions of Non-GAAP Measures
Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share, earned ROE, and FFO/Debt to enhance investors’ understanding of Exelon’s performance. Our method of calculating adjusted (non-GAAP) operating earnings and operating ROE may not be comparable to other companies’ presentations.
Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, certain costs associated with plant retirements and divestitures, costs related to cost management programs, and other items as set forth in the table below reconciling adjusted (non-GAAP) operating earnings from GAAP earnings, which is the most directly comparable GAAP measure. Management uses adjusted (non-GAAP) operating earnings as one of the primary indicators to evaluate performance, allocate resources, set incentive compensation targets and plan and forecast future periods. We believe the measure enhances an investor’s overall understanding of period over period financial results and provides an indication of Exelon’s baseline operating performance by excluding items that are considered by management to not be directly related to the ongoing operations of the business.
The table below reconciles reported GAAP earnings per share to adjusted (non-GAAP) operating earnings per share for 2021 (amounts may not add due to rounding).
2021 GAAP Net Income	$1.74
Adjustments:
Mark-to-market impact of economic hedging activities	(0.43)
Unrealized gains related to nuclear decommissioning trust (NDT) funds	(0.14)
Asset impairments	0.41
Plant retirements and divestitures	0.88
Cost management program	0.01
Change in environmental liabilities	0.01
COVID-19 direct costs	0.04
Asset retirement obligation	(0.04)
Acquisition related costs	0.02
Enterprise resource planning (ERP) system implementation costs	0.01
Separation costs	0.09
Costs related to suspension of contractual offset	0.15
Income tax-related adjustments	0.05
Noncontrolling interests	0.02
2021 Adjusted (non-GAAP) Operating Earnings Per Share	$2.82
Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business.
FFO/Debt is a coverage ratio that compares funds from operations to total debt and is a key ratio analyzed by the credit rating agencies in determining Exelon’s credit rating. An investment grade rating is critical as it increases the ability to participate in commercial business opportunities, lowers collateral requirements, creates reliable and cost-efficient access to capital markets and increases business and financial flexibility. The ratio is calculated following S&P’s current methodology. The most directly comparable

GAAP measure to FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.
Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.